Exhibit 10.4

ESSENTIAL UTILITIES, INC.
STOCK AWARD GRANT INSTRUMENT

This STOCK AWARD GRANT INSTRUMENT (this  “Instrument”) dated as of March 16, 2020 (the “Date of Grant”), is made by Essential Utilities, Inc., a Pennsylvania corporation (the “Company”), to __________ (the “Grantee”).

RECITALS

The Company’s Amended and Restated Omnibus Equity Compensation Plan (the “Plan”) provides for the issuance of equity awards to Employees of the Company, and the Grantee is an eligible Employee under the Plan.  All defined terms used in this Instrument without definition, have the meanings set forth in the Plan.

The Board of Directors has determined that it is in the best interests of the Company and its stockholders to grant the Stock Award provided for herein to the Grantee pursuant to the terms set forth herein as a bonus for the Grantee’s participation in the successful closing of the Peoples Natural Gas acquisition.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Award of Stock .

(a)    The Company hereby grants to the Grantee Two Thousand Nine Hundred and Eighty-eight (2,988) shares of Stock (“the Award”), representing the right to receive an equal number of shares of common stock of the Company (the “Shares”), upon the lapse of forfeiture restrictions (“vesting”) set forth below, and subject to the terms and conditions set forth in this Instrument.

(b)    The Award in made under Section 7 of the Plan, and is subject to the terms and conditions set forth in the Plan.  A copy of the Plan has  been made available to the Grantee and made a part hereof.

(c)    Prior to the end of the Restriction Period the Grantee shall be entitled to vote the Shares and to receive dividends declared and/or paid during the Restriction Period.

2.    Restriction Period.    Except as otherwise provided in Section 3 hereof or in Section 7(c) of the Plan,  the Restriction Period is one (1) year after the Date of Grant.  The Award is subject to forfeiture if the Grantee does not continue to provide Continuous Service to the Company or any subsidiary during the Restriction Period.  At the end of the Restriction Period, the Shares shall vest and be earned.

3.    Change in Control.  The provisions of Section 15 of the Plan shall apply to the Shares granted under this Instrument.

4.    Issuance of Certificates.  Promptly following the end of the Restriction Period, and subject to the terms and conditions of the Plan, the Company will issue a stock certificate for the Shares.  Such issuance shall take place as soon as practicable following the end of the Restriction Period (but in no event later than two and one-half months following the end of the calendar year in which the Restriction Period ends).  The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation, as amended, and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  If no such stop transfer orders or other restrictions are determined to be necessary, the Shares can be issued in book-entry form.

5.    No Right to Continued Employment.  Neither the Plan nor this Instrument shall confer on the Grantee any right to be retained, in any position, as an Employee of,  or an advisor, consultant or Director of the Company.

6.    Transferability.

(a)    The Shares are not transferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Grantee, other than by will or the laws of descent and distribution.  Upon such transfer (by will or the laws of descent and distribution), such transferee in interest shall take the rights granted herein subject to all the terms and conditions hereof.

(b)    Subject to Section 6(a) hereof, in order to comply with any applicable securities laws, the Grantee agrees that the Shares issued to the Grantee shall only be sold by the Grantee following registration of such Shares under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

7.    Withholding.  The Grantee acknowledges that the Grantee shall be responsible for all taxes that arise at the time of vesting.  The Committee has determined that this Award is eligible under Section 13(b) of the Plan, regarding the withholding of shares to satisfy tax obligations.

8.    Governing Law.  This Instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.

9.    Amendments.  This Instrument may be amended or modified as contemplated by Section 17 of the Plan.

10.    Administration.  This Instrument shall at all times be interpreted in accordance with the terms and conditions of the Plan as if set forth herein.  The Committee shall have sole and complete discretion under this Instrument with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and this Instrument shall be final and binding upon the Grantee and the Company.  In the event of any conflict between the terms and conditions of this Instrument and the Plan, the provisions of this Instrument shall control.  The Committee has the authority and discretion to determine any questions which arise in connection with the award of the Shares hereunder.

11.    Compliance with Code Section 409A.  It is the intention of the Company and Grantee that this Instrument not result in an unfavorable tax consequences to Grantee under Code Section 409A.  Accordingly, Grantee consents to any amendment of this Instrument as the Company may reasonably make in furtherance of such intention, and the Company shall make available to the Grantee a copy of such amendment.  Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Grantee.  This paragraph does not create an obligation on the part of Company to modify this Instrument and does not guarantee that the amounts or benefits owed under the Instrument will not be subject to interest and penalties under Code Section 409A.

12.    Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Shares to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Instrument.

13.    Severability.  The invalidity or unenforceability of any provision of this Instrument shall not affect the validity or enforceability of any other provision of this Instrument, and each other provision of the Instrument shall be severable and enforceable to the extent permitted by law.

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